Exhibit 5.1

PRIVILEGED AND STRICTLY CONFIDENTIAL Immatics N.V. Paul-Ehrlich-Straße 15 72076 Tübingen, Federal Republic of Germany

CMS Derks Star Busmann N.V.

Atrium | Parnassusweg 737

NL-1077 DG Amsterdam

P.O. Box 94700

NL-1090 GS Amsterdam

Bank account (Stichting Derdengelden)

Iban: NL31 RABO 0103 3545 49

Swift/bic: RABONL2U

T +31 20 301 63 01

F +31 20 301 63 35

Subject: Immatics N.V. / Legal Opinion	11 August 2020

Dear Sirs,

We have acted as Dutch legal counsel to Immatics N.V., a public company with limited liability (naamloze vennootschap) of Amsterdam, the Netherlands (the “Company”) in respect of certain matters of Dutch law in connection with the filing of a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission. The Registration Statement describes the business combination between Immatics Biotechnologies GmbH and Arya Sciences Acquisition Corp. (“ARYA”), pursuant to which several transactions have occurred and in connection therewith, the Company has become the ultimate parent company of Immatics Biotechnologies GmbH and ARYA (the “Business Combination”).

As part of the Business Combination, ordinary shares in the capital of the Company with a nominal value of € 0.01 each (the “Shares”) have been issued by the Company to the following parties:

(i)	10,415,000 Shares to the PIPE Investors (as such term has been defined in the Registration Statement);

(ii)	3,593,750 Shares to holders of class B ordinary shares of ARYA;

(iii)	105,987 Shares in exchange for shares outstanding under the Immatics board incentive program; and

(iv)	33,093,838 Shares to the shareholders of Immatics Biotechnologies GmbH.

The Company’s US counsel, Goodwin Procter LLP, informed us by email of 7 August 2020 that the Registration Statement covers 39,332,281 Shares (the “Registration Shares”) consisting of the Shares referenced above under (i), (ii), (iii), and 25,217,544 of the 33,093,838 Shares referenced under (iv) that have been issued to shareholders of Immatics Biotechnologies GmbH who are also officers of that company or its affiliates or held more than 5% of its shares.

We do not express any opinion in relation to the content of the Registration Statement or the information we received from Goodwin Procter LLP as described above.

For the purpose of this legal opinion, we have examined and relied solely upon the following documents:

(a)

an electronically received copy of an extract relative to the Company, dated 11 August 2020 (the “Extract”) from the trade register (handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel) (the “Trade Register”);

(b)

an official copy of the notarial deed of incorporation (akte van oprichting) of Immatics B.V., dated 10 March 2020 (the “Deed of Incorporation”), containing the articles of association of the Company before the execution of the Deed of Conversion (the “B.V. Articles of Association”);

All services are rendered under an agreement of instruction with CMS Derks Star Busmann N.V., with registered office in Amsterdam, the Netherlands. This agreement is subject to the General Conditions of CMS Derks Star Busmann N.V., which have been filed with the registrar of the District Court Amsterdam, the Netherlands, under no. 2017/51 and which contain a limitation of liability. These terms have been published on the website cms.law and will be provided upon request. CMS Derks Star Busmann N.V. is a company with limited liability under the laws of the Netherlands and is registered in the Netherlands with the trade register under no. 30201194 and in Belgium with the RPR Brussels under no. 0877.478.727. The VAT number of CMS Derks Star Busmann N.V. for the Netherlands is NL8140.16.479.B01 and for Belgium BE 0877.478.727.

CMS Derks Star Busmann is a member of CMS, the organisation of European law firms. In certain circumstances, CMS is used as a brand or business name of, or to refer to, some or all of the member firms or their offices. Further information can be found at www.cms.law.

CMS offices and associated offices: Aberdeen, Algiers, Amsterdam, Antwerp, Barcelona, Beijing, Belgrade, Berlin, Bratislava, Bristol, Brussels, Bucharest, Budapest, Casablanca, Cologne, Dresden, Duesseldorf, Dubai, Edinburgh, Frankfurt, Geneva, Hamburg, Hong Kong, Istanbul, Kyiv, Leipzig, Lisbon, Ljubljana, London, Luxembourg, Lyon, Madrid, Milan, Moscow, Munich, Muscat, Paris, Prague, Rio de Janeiro, Rome, Sarajevo, Seville, Shanghai, Sofia, Strasbourg, Stuttgart, Tehran, Tirana, Utrecht, Vienna, Warsaw, Zagreb and Zurich.

(c)	an official copy of the notarial deed of conversion, dated 1 July 2020 (the “Deed of Conversion”), containing the current articles of association of the Company (the “N.V. Articles of Association”);

(d)	an official copy of the notarial deed of issue of 33,093,838 Shares to shareholders of Immatics Biotechnologies GmbH, dated 1 July 2020 (the “First Deed of Issue”);

(e)

a copy of the deed of issue of 17,968,750 Shares to Continental Stock Transfer & Trust Company for the account and benefit of holders of class A and class B ordinary shares of ARYA, 10,415,000 Shares to the investors as set out in the deed, and 105,987 Shares to Mr. P.A. Chambré, dated 1 July 2020 (the “Second Deed of Issue”, the First Deed of Issue and the Second Deed of Issue shall collectively be referred to as the “Deeds of Issue”);

(f)	an electronically received copy of a written resolution of the management board (het bestuur) of the Company, dated 30 June 2020 (the “Board Resolution”); and

(g)

an electronically received copy of a written resolution of the general meeting (algemene vergadering) of the Company, dated 30 June 2020 (the “Shareholder Resolution”, the Shareholder Resolution and the Board Resolution shall collectively be referred to as the “Resolutions”).

In connection with such examination and for the purpose of the legal opinion expressed herein we have assumed:

(i)	at the time of the issuances of the Registration Shares, the Company’s authorized capital was sufficient;

(ii)	each party other than the Company has validly entered into the First Deed of Issue;

(iii)	the Registration Shares issued pursuant to the Deeds of Issue have been accepted by their subscribers in accordance with all applicable laws (including for the avoidance of doubt, Dutch law);

(iv)	the Registration Shares have been validly paid up at the time of the issuances;

(v)	the genuineness of all signatures on all original documents of the persons purported to have signed the same;

(vi)	the conformity to their originals of all documents submitted or transmitted to us in the form of photocopies, electronically or otherwise, and the authenticity and completeness of such originals;

(vii)

that the Resolutions and the resolutions reflected therein have been validly signed and were and are in full force and effect at the time of the issuances of the Registration Shares and that none of these resolutions have been or will be withdrawn or restated and that no resolutions have been or will be adopted to amend the contents of these resolutions;

(viii)

that the Deed of Incorporation and the Deed of Conversion are valid notarial deeds (notariële aktes), that the contents thereof are correct and complete, it being hereby confirmed that on the face of the Deed of Incorporation and the Deed of Conversion it does not appear that the Deed of Incorporation and the Deed of Conversion are not valid notarial deeds;

(ix)

that the B.V. Articles of Association were in full force and effect before the execution of the Deed of Conversion and that the N.V. Articles of Association are in full force and effect as at the date hereof, it being hereby confirmed that on the face of the N.V. Articles of Association and the Extract it does not appear that the N.V. Articles of Association are not in full force and effect as at the date hereof;

(x)

any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required (other than under Dutch law) in respect of the execution or performance of the Business Combination have been or will be duly obtained or made, as the case may be;

(xi)

that no petition has been presented to nor order made by a court for the bankruptcy (faillissement) of the Company and that no resolution has been adopted concerning a statutory merger (juridische fusie) or division (splitsing) involving the Company as disappearing entity, or a voluntary liquidation (ontbinding) of the Company;

(xii)	that, at the date hereof, the information contained in the Extract truly and correctly reflects the position of the Company as mentioned therein;

(xiii)	that, at the date hereof, the Company is not included on the consolidated list of persons, groups and entities subject to EU financial sanctions (the “Sanctions List”);

(xiv)

that, at the date hereof, the directors of the Company are not included on the list of natural persons subject to a director’s disqualification (civielrechtelijk bestuursverbod) under the laws of the Netherlands (the “Disqualification List”); and

(xv)

that the Company has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), converted (omgezet), granted a suspension of payments (surséance verleend), subjected to emergency regulations (noodregeling) as provided for in the Financial Supervision Act (Wet op het Financieel Toezicht), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of Council Regulation (EC) No 1346/2000 on insolvency proceedings of 29 May 2000, listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time, and no trustee (curator), administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or any of its respective assets.

In support of the assumptions under (xi), (xii) and (xiii), we have carried out the following investigations. The office of the bankruptcy registrar of the District Court of Amsterdam has confirmed to us by telephone today at 15:20 CEST that the Company has not been declared bankrupt (in staat van faillissement) and has not been granted a suspension of payment (surséance van betaling). Furthermore, we have obtained a confirmation through http://www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register, that the Company is not registered as being subject to insolvency proceedings. The Trade Register has confirmed to us by telephone today at 15:06 CEST that the Company has not been dissolved at the initiative of the Dutch Chamber of Commerce and that no resolution to dissolve, merge (juridisch fuseren) or demerge (splitsen) the Company was filed. In the same telephone call, the official of the Trade Register confirmed to us that no amendments in the registration of the Company occurred in the period from the provision of the Extract to us through the date and time hereof. Moreover, in support of the assumption under (xiii), we have carried out an online search today at 15:23 CEST https://webgate.ec.europa.eu/europeaid/fsd/fsf showing that the Company is not included on the Sanctions List. We have not investigated any matter that is the subject of an assumption made in this legal opinion other than as set forth herein.

We express no opinion as to any law other than the laws of the Netherlands in force at the date hereof as applied and interpreted according to present duly published case law of the Dutch courts. No opinion is rendered with respect to any matters of fact, anti-trust law, market abuse, equal treatment of shareholders, financial assistance, tax law or the laws of the European Communities, to the extent not or not fully implemented in the laws of the Netherlands.

In this legal opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. Where indicated in italics, Dutch equivalents of these English terms have been given for the purpose of clarification. The Dutch concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. Terms and expressions of law and of legal concepts as used in this legal opinion have the meaning attributed to them under the laws of the Netherlands and this legal opinion should be read and understood accordingly.

This legal opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matter not specifically referred to. Nothing in this legal opinion should be taken as expressing an opinion in respect of the factual accuracy of any representations or warranties, or other information, contained in any document, referred to herein or examined in connection with this legal opinion, except as expressly stated otherwise. For the purpose hereof, we have assumed such accuracy.

Based upon the foregoing (including, without limitation, the documents and the assumptions set out above) and subject to the qualifications set out below and any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the opinion that:

The Registration Shares have been validly issued, fully paid and are non-assessable.

The opinion expressed above is subject to the following qualifications:

(A)

The opinion expressed above may be affected or limited by any applicable bankruptcy, insolvency, fraudulent conveyance (actio pauliana), reorganization, suspension of payment and other or similar laws now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

(B)

A power of attorney (volmacht) or mandate (lastgeving) granted or issued by the Company will terminate by force of law and without any notice being required upon bankruptcy of the Company and will become ineffective upon a suspension of payments (surséance van betaling) being granted to the Company.

(C)

A court applying the laws of the Netherlands may: (i) at the request of any party to an agreement change the effect of an arrangement or dissolve it in whole or in part in the event of unforeseen circumstances (onvoorziene omstandigheden) of such nature that do not, according the standards of reasonableness and fairness, justify the other party to expect the agreement to be maintained unchanged; (ii) limit any claim for damages or penalties on the basis that such claim is deemed excessive by the court; and (iii) refuse to give effect to any provisions for the payment of expenses in respect of the costs of enforcement (actual or attempted) or unsuccessful litigation brought before such court or tribunal or where such court or tribunal has itself made an order for costs.

(D)

If a party is controlled by or otherwise connected with a person, organization or country that is currently the subject of sanctions by the United Nations, the European Community or the Netherlands, implemented, effective or sanctioned in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet op de economische delicten) or the Financial Supervision Act (Wet op het Financieel Toezicht) or is otherwise the target of any such sanctions, the obligations of the Company to that party may be unenforceable, void or otherwise affected.

(E)

The term “non-assessable” has no equivalent legal term under Dutch law and for the purpose of these opinions, “non-assessable” means that a holder of a Registration Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Registration Share.

This opinion is rendered to you for the sole purpose of the filing of this opinion as an exhibit to the Registration Statement to be submitted by the Company on the date hereof, to which filing we consent under the express condition that:

(i)	we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act of 1933;

(ii)	any issues of interpretation of liability arising under this legal opinion will be governed exclusively by the laws of the Netherlands and be brought exclusively before a Dutch court;

(iii)	this legal opinion is subject to acceptance of the limitation of liability as mentioned on the first page of this letter;

(iv)	we do not assume any obligation to notify or to inform you of any developments subsequent to the date hereof that might render its contents untrue or inaccurate in whole or in part at such time; and

(v)	this legal opinion is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond our opinion expressly stated herein.

Yours faithfully,

CMS Derks Star Busmann N.V.